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                                                                   EXHIBIT 10.22

                                 AMERICA ONLINE

                                 LATIN AMERICA

February 23, 2000

John Gardiner
1410 Ancona Ave
Coral Gables, FL 33143

Dear John:

America Online Latin America Management LLC. (the "Company") is pleased to offer you the position of VP, BUSINESS DEVELOPMENT reporting to the CHIEF EXECUTIVE OFFICER.

Your compensation will be $6,539.39 semi-monthly, less applicable withholdings, which if calculated on a yearly basis is $156,945.36. In addition you will participate in the Company's management incentive plan at 35% of your base annual salary. You will also be granted an option to purchase 275,000 shares of AOL Latin America common stock (subject to Board of Director approval), vesting equally on an annual basis, over a four (4) year period. The option exercise price will be based on the initial public offering price of AOL Latin America.

Per the terms of the AOL Inc. 1992 Stock Plan, under which you were granted options to purchase shares of common stock, your schedule of vesting as established at the time of grant will continue without change as long as you are employed by the company or a qualified entity. AOL Latin America meets the definition of a qualified entity.

The Company offers a generous and comprehensive benefits package, including health, disability, and life insurance. You and your family members will be eligible to participate in a full range of benefits in accordance with the Company's current eligibility requirements. Employee benefits are subject to change at the sole discretion of the Company.

As a condition of your employment, you are required to execute a Confidentiality/Non-Competition/Proprietary Rights Agreement.

This letter constitutes the full terms and conditions of your offer of employment with the Company. It supercedes any other oral or written promises that may have been made to you as well as any agreement or arrangement you may have had with the Company or AOL. Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law with or without prior notice. This may occur before particular compensation becomes due to you, at which time, you will not be entitled to any further compensation or other benefits, except as required by law or confirmed in writing at the time of your departure. Nothing in the offer is intended to create a contract for employment or guarantee of continued employment with the Company. The Company reserves the right to change the terms and conditions of your employment at any time for any reason not prohibited by law, with or without notice to you.
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If you agree to accept this offer, please sign and date one copy of this letter and return it to me. We hope that your employment with the Company will prove to be exciting and beneficial for both you and us and we look forward to having you aboard.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Charles Herington

Charles Herington
President and CEO
AOL Latin America

ACCEPTED: /s/ John Gardiner               DATED
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              John Gardiner